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                                                                       EXHIBIT 5
                                                                  March 28, 2001

The Board of Directors
CRAY INC.

Dear Sirs:

      I am the general counsel of Cray Inc. (the "Company") and have supervised the corporate proceedings in connection with the filing of a Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933 relating to the issuance of 1,000,000 share of Common Stock (the "Shares") of the Company to Silicon Graphics, Inc. I have reviewed the corporate actions of the Company in connection with this matter and have examined those documents, corporate records, and other instruments that I deemed necessary for the purposes of this opinion.

      Based on the foregoing, it is my opinion that the Shares have been duly authorized and are legally issued, fully paid and nonassessable.

                                        Very truly yours,

                                               /s/

                                        Kenneth W. Johnson
                                        General Counsel